Exhibit 99.1

Ekso GT™ Robotic EXOSKELETON Cleared by FDA for Use with Stroke and Spinal Cord Injury Patients

First robotic exoskeleton cleared for use with stroke and spinal cord injury levels to C7

RICHMOND, Calif., April 4, 2016 – Ekso Bionics Holdings, Inc. (OTCQB: EKSO), a robotic exoskeleton company, today announced that it has received clearance from the U.S. Food and Drug Administration (FDA) to market its Ekso GT robotic exoskeleton for use in the treatment of individuals with hemiplegia due to stroke, individuals with spinal cord injuries at levels T4 to L5, and individuals with spinal cord injuries at levels of T3 to C7 (ASIA D), in accordance with device’s labeling. The Ekso GT is the first exoskeleton cleared by the FDA for use with stroke patients.

Ekso GT is a wearable robotic exoskeleton that enables individuals to stand up and walk over ground with a full weight bearing, reciprocal gait in a clinical setting. The Ekso GT with smart Variable Assist* software, which was designed for rehabilitation institutions, provides adaptive amounts of power to either side of the patient’s body, engaging the patient throughout his or her continuum of care. The technology provides the ability to mobilize patients early in their recovery, frequently, with a significant number of high intensity steps. To date, the Ekso has helped patients take more than 41 million steps in over 115 rehabilitation institutions around the world.

“This clearance marks a major milestone towards our goal of establishing exoskeletons as standard of care in the rehabilitation clinic," commented Thomas Looby, president and interim chief executive officer of Ekso Bionics. “Our strategy has been to concentrate on the rehabilitation clinic, with a focus on ease of use, rapid turn over between sessions, and efficacy for a range of patients. Clinics using the Ekso GT are able to offer exoskeleton therapy to the widest patient population among all exoskeletons on the market, which we believe will translate into broader adoption of exoskeletons by hospitals and rehabilitation clinics and better outcomes for patients.”

Each year, an estimated 375,000 people suffer a spinal cord injury globally and an estimated 17 million people suffer a stroke.1 Over 60% of acute stroke survivors are unable to walk or need intervention in walking. Impaired ambulation is greatly associated with fall risks, dependency, limited participation in social activities, and poor quality of life. As a consequence, assisting with ambulation in the clinical environment may aid in the recovery of ambulation that is one of the most desired goals for stroke survivors undergoing rehabilitation.2

"We appreciate the collaboration with the leading rehabilitation institutions who helped contribute to our submission” added Mr Looby.

"I congratulate Ekso Bionics for being the first exoskeleton to receive clearance for stroke,” said W. Zev Rymer, Director, Research Planning and Sensory Motor Performance Program, Rehabilitation Institute of Chicago, "When we partnered with Ekso at the beginning of 2012, they had the first exoskeleton that was uniquely optimized for the rehabilitation clinic. We have seen the clinical value of the technology, and Ekso Bionic's continued innovation now brings us the ability to provide this advanced technology to a broader patient population."

1. Feigin VL et al. Lancet

2. Psychometric Comparisons of 3 Functional Ambulation Measures for Patients With Stroke Jau-Hong Lin et al.

* Marketed as SmartAssist outside of US

About Ekso Bionics®

Ekso Bionics is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance and mobility across medical, industrial and defense applications. Founded in 2005, the company continues to build upon its unparalleled expertise to design some of the most cutting-edge, innovative wearable robots available on the market. They are the only exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe, to providing research for the advancement of R&D projects intended to benefit U.S. defense capabilities.

The company is headquartered in the Bay Area and is listed on the OTCQB under the symbol EKSO. For more information, visit: www.eksobionics.com.

About Ekso™ GT

Ekso™ GT is the first FDA cleared exoskeleton cleared for use with stroke, and spinal cord injury levels to C7. The Ekso GT with smart Variable Assist™ (marketed as SmartAssist outside the U.S.) software is the only exoskeleton available for rehabilitation institutions that can provide adaptive amounts of power to either side of the patient’s body, challenging the patient as they progress through their continuum of care. The suit’s patented technology provides the ability to mobilize patients earlier, more frequently and with a greater number of high intensity steps. To date, this device has helped patients take more than 41 million steps in over 115 rehabilitation institutions around the world.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons, (ii) a projection of financial results, financial condition, capital expenditures, capital structure or other financial items, (iii) the Company's future financial performance and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain adequate financing to fund the Company's operations and necessary to develop or enhance our technology, the significant length of time and resources associated with the development of the Company's products, the Company's failure to achieve broad market acceptance of the Company's products, the failure of our sales and marketing organization or partners to market our products effectively, adverse results in future clinical studies of the Company's medical device products, the failure to obtain or maintain patent protection for the Company's technology, failure to obtain or maintain regulatory approval to market the Company's medical devices, lack of product diversification, existing or increased competition, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. To learn more about Ekso Bionics please visit us at www.eksobionics.com. The Company does not undertake to update these forward-looking statements.

CONTACT:

Media Contact:

Heidi Darling, Director of Marketing Communications

Phone: 510-984-1761 x317

hdarling@eksobionics.com

Investor Contact:

Debbie Kaster

415-706-5530

investors@eksobionics.com